Exhibit No. 10.4

SEVERANCE PAY AGREEMENT

This Severance Pay Agreement (the “Agreement”), dated September 9, 2004 (the “date first set forth above”) between United Retail Group, Inc., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662 (the “Company”) and the undersigned officer of the Company (the “Executive”).

WHEREAS, the availability of severance pay and certain other post-employment benefits will encourage those entitled to them to remain in the Company’s employ; and

WHEREAS, this Agreement was authorized by the Company’s Board of Directors on September 3, 2004;

NOW, THEREFORE, in consideration of the Executive’s continued employment with the Company and other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.    Definitions.

  By-laws shall mean the By-laws of the Company as in force on the date first set forth above.
  Cause shall mean the occurrence after the date first set forth above of one or more of the following events:

(i) a judgment of conviction against the Executive or a plea of guilty has been entered for any felony which is both based on his or her personal actions (excluding liability imputed by reason of his or her position as an associate of the Company) and involves common law fraud, embezzlement, breach of duty as a fiduciary, willful dishonesty or moral turpitude (the entry of a judgment or plea being the only event or circumstance sufficient to constitute Cause under this clause (i)), provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude;
(ii) the Executive has willfully and continuously failed to perform his or her duties to the Company in any material respect, except in the case of Short Term Disability, and material economic harm to the Company has resulted;
(iii) the Executive has willfully failed in any material respect to follow specific directions of the President of the Company in the performance of his or her duties, except in the case of Short Term Disability;
(iv) there has been a breach in any material respect of any of the provisions of Section 7; or
(v) the Executive has willfully failed to report promptly in writing to the Senior Vice President-General Counsel of United Retail Group, Inc. any fraud of which he or she is aware, or has reasonable grounds to suspect, on the part of any officer of United Retail Group, Inc. or one of its subsidiaries that involves United Retail Group, Inc. or one of its subsidiaries, whether or not the fraud is material and whether it occurred before or after the date first set forth above;

provided, however, that the judgment of conviction or a plea of guilty referred to in clause (i), the failure of performance referred to in clause (ii) and (iii) and the breach referred to in clause (iv) shall constitute Cause for a maximum of only 90 days after the judgment of conviction or plea of guilty was entered, the material economic harm commenced, the directions were not followed or the breach first took place, as the case may be. For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. Termination of employment shall be deemed to be for Cause only if the Company sends the Executive by certified mail to his or her residence before the termination of employment a notice of termination for Cause specifying in reasonable detail the circumstance that is the basis for termination. Short Term Disability shall not be a basis for termination of employment.

  Protected Information shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned or developed by the Company, or otherwise in the possession of the Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development, store operating results, identities and habits of customers and prospective customers, suppliers, business relationships, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Protected Information shall not include information that shall become generally known to the public or the trade without violation of Section 7.
  Severance Pay shall have the meaning set forth in Section 2(b).
  Short Term Disability shall mean the inability of the Executive to substantially perform his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of less than six months.
  Successor shall have the meaning set forth in Section 10(b).
  Term shall mean the year ending on the first anniversary of the date first set forth above.
  Termination Without Cause shall have the meaning set forth in Section 2(a).
  Unauthorized shall mean: (i) in contravention of the Company's policies or procedures; (ii) otherwise inconsistent with the Company's measures to protect its interests in its Protected Information; or (iii) in contravention of any duty existing under law or contract.

2.    Severance Pay.

  If, before the end of the Term either:

(i) the Company unilaterally terminates the Executive's employment without Cause;
(ii) the Executive's base salary, incentive compensation or group benefits are reduced materially by the Company, and the Executive, within 15 days after first learning of the reduction sends a notice of resignation to the Company at its address first set forth above to the attention of the Associate Services Dept. by certified mail; or
(iii) the Company fails to obtain the consent of a Successor required pursuant to Section 10(c);

then Termination Without Cause shall have occurred.

  If Termination Without Cause shall occur and within 21 days thereafter the Executive shall send to the Company's Vice President-Associate Services a general release in form and substance satisfactory to the Company, then the Company shall remit Severance Pay equivalent to __ weeks' base pay at the higher of the rate paid on the date first set forth above or on the date on which Termination Without Cause occurred. Severance Pay shall be remitted to the Executive's residence in ___ equal weekly installments commencing on the fourth Thursday following Termination Without Cause. No grace period shall be allowed for remittance of Severance Pay, time being of the essence.
  In the event Severance Pay is due:

(i) the Executive shall use reasonable efforts to seek other employment and keep the Company informed of all remuneration from employment received during the period Severance Pay is otherwise due;
(ii) there shall be set off against each weekly installment of Severance Pay otherwise due all remuneration from employment that the Executive may have obtained during the previous week; and
(iii) the Executive shall be entitled to the following additional payments:

(A) any base salary accrued or incentive compensation vested but not yet paid;
(B) pay for any vacation days not taken; and
(C) reimbursement for business expenses incurred, but not paid, prior to termination of employment.
  Payments made pursuant to this Section 2 shall be final and the Company shall not seek to recover all or any part of such payments from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever other than the Executive's breach in any material respect of the provisions of Section 7.

3.    Deductions and Withholding.

The Executive agrees that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

4.    Group Benefits.

  Subject to Section 4(c), for ____ months after Termination Without Cause, the Company shall remit to the Executive monthly an amount equal to the excess of the monthly life insurance premium for a converted policy issued to the Executive over the premium previously paid by the Executive for his or her group life insurance.
  The Company shall make available to the Executive and his or her dependents health, dental and prescription drug benefits in accordance with COBRA regulations. Subject to Section 4(c), for ____ months after Termination Without Cause, the Company shall remit to the Executive monthly an amount equal to the excess of the monthly premium for COBRA coverage over the payroll withholding previously paid by the Executive for group health benefits.
  The premium reimbursements provided in Section 4(a) and (b) shall be available upon submission to the Company of evidence of payment of the premiums by the Executive.

5.    Indemnification.

  The Company shall indemnify the Executive as provided in the By-laws.
  The Company shall use reasonable efforts to continue the existing directors' and officers' liability policies covering officers of the Company for $20 million and to maintain the policies during the Term, whether or not the Executive shall be in the Company's employ.
  The provisions of this Section 5 shall survive the termination of the Executive's employment, irrespective of the reason therefor.

6.    Death.

In the event of the death of the Executive, all Severance Pay and other benefits under this Agreement shall automatically terminate.

7.    Restrictive Covenants and Confidentiality.

  During the Term and for 12 months thereafter, the Executive shall not solicit, raid, entice, encourage or induce any person who at any time within one year prior to the end of the Term shall have been an associate of the Company to become employed by any person, firm or corporation, and the Executive shall not approach any such associate for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.
  During the Term and for 12 months thereafter, the Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose, provided, however, that in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 7(b) and provided, further, that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his or her counsel that such disclosure is necessary to comply with such court order, decree, rules, regulation or law, the Executive may disclose such information without liability hereunder.
  During the Term and for any period afterwards for which Severance Pay is owing, the Executive shall report promptly in writing to the Senior Vice President-General Counsel of United Retail Group, Inc. any fraud of which he or she is aware, or has reasonable grounds to suspect, on the part of any officer of United Retail Group, Inc. or one of its subsidiaries that involves United Retail Group, Inc. or one of its subsidiaries, whether or not the fraud is material.
  The Executive agrees that all processes, techniques, know-how, inventions, plans, products, and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment with the Company shall become and be the sole property of the Company.
  Neither the Company nor the Executive shall publicly disparge the other during the Term or afterwards.
  The provisions of this Section 7 shall survive the termination of the Executive's employment with the Company, irrespective of the reason therefor.

8.    Enforcement; Interest.

  If any amount owing to the Executive under this Agreement is not paid by the Company, or on its behalf, within 15 days after a written demand, claim or request for payment has been sent to the Company to the attention of its Associate Services Dept. by certified mail, time being of the essence, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount and interest thereon and, if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit, including reasonable attorneys' fees. Interest shall be payable from the date any amount is first due and payable to the Executive at a rate equal to the highest rate payable on any of the Company's indebtedness after the date first set forth above but in no event at a rate higher than the maximum rate then permitted by law.
  The provisions of this Section 8 shall survive the termination of the Executive's employment hereunder, irrespective of the reason therefor.

9.    Governing Law.

This Agreement shall be subject to, and governed by, the internal laws of the State of New Jersey, without regard to conflicts of laws.

10.    Assignability.

  The obligations of the Executive may not be delegated and, except as to the designation of beneficiaries of insurance and similar benefits, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of benefits under this Agreement. Any such attempted delegation or disposition shall be null and void ab initio and without effect.
  This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any subsidiary of the Company or any Successor to the Company, but any such assignment shall not relieve the assigning party of any of its obligations hereunder. Except as provided in this Section 10(b), this Agreement may not otherwise be assigned by the Company. (The term "Successor" shall mean, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or substantially all of the assets of the Company or such subsidiary.)
  The Company shall obtain the agreement of any Successor that the Successor shall assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession. Failure of the Company to obtain the agreement of any Successor to assume and be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

11.    Amendment and Termination of Agreement.

This Agreement may be amended or terminated by the Company without liability to the Executive at any time after the first anniversary of the date first set forth above. The rights of the Executive under this Agreement shall be vested irrevocably until the first anniversary of the date first set forth above. However, this Agreement shall not confer any right to continued employment on the Executive.

IN WITNEES WHEREOF, the parties have subscribed their names, in Rochelle Park, New Jersey, in the case of the Company by an officer thereunto duly authorized.

____________________ (Please sign your name) ____________________ (Please print your name) UNITED RETAIL GROUP, INC. By: ____________________ Chief Administrative Officer

URGI Severance Pay Agreement 9.7.04

***

The Company entered into Severance Pay Agreements in the form set forth above with Paul McFarren, the Company’s Senior Vice President-Chief Information Officer, and Jon Grossman, the Company’s Vice President-Finance. The total severance pay and insurance premium reimbursements payable by the Company at September 9, 2004 would be $155,000 to Mr. McFarren and $147,000 to Mr. Grossman.

On September 9, 2004, the Company’s respective subsidiaries also entered into Severance Pay Agreements in the form set forth above with their respective officers. Twelve officers of subsidiaries would be entitled to average severance pay and insurance premium reimbursements totaling $144,000 at September 9, 2004.